Exhibit 10.1

EMPLOYMENT AGREEMENT
THIS AGREEMENT is made and entered into effective as of December 1, 2016 by and between Exactus, Inc., a Nevada corporation, having an address of 4870 Sadler Rd. Suite 300 Glen Allen VA 23060 ("Exactus"), and all of its subsidiaries, affiliates, and related entities, and their successors and assigns (collectively, the “Company”), and James R. Erickson (the “Executive”).
In consideration of the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree as follows:
1. Employment. Subject to the terms and conditions set forth in this Agreement, the Company hereby offers and the Executive hereby accepts employment in the position of Chief Business Officer.
2. Term. The Executive’s employment hereunder shall commence effective as of December 5, 2016 (the “Effective Date”) and shall continue until terminated on the terms and conditions set forth herein (the “Term”). 3. Capacity and Performance; Location.
(a) During the Term, the Executive shall serve as the Chief Business Officer of the Company.
(b) During the Term, the Executive shall be employed by the Company on a full-time basis, shall have all powers and duties consistent with his position, subject to the direction and control of the Board and shall perform such other duties and responsibilities on behalf of the Company as may reasonably be designated from time to time by the Board. The Executive shall require the approval of the Board to pursue or enter into any transaction or group of related transactions that are not in the ordinary course of Executive’s employment and would be material to the Company.
(c) During the Term, the Executive shall devote sufficient time and his best efforts, business judgment, skill and knowledge to the advancement of the business and interests of the Company and to the discharge of his duties and responsibilities hereunder. The Executive shall comply with all written policies of the Company in effect from time to time and shall observe and implement those resolutions and directives of the Board as made or issued from time to time. The Executive shall not engage in any other business activity or serve in any industry, trade, professional, governmental or academic position during the Term without the prior approval of the Board of Directors.
d) The Company’s principal business office is currently located in Richmond, Virginia. The parties agree that the Executive may provisionally work , for a period of nine (9) months, from an office at his current location in Long Beach, California and that during this initial period, Executive shall travel to the Company’s Virginia headquarters and other locations as is reasonably necessary for the management of the Company’s business. At any time following this provisional period, the Board may require Executive to move his residence to a location no greater than thirty (30) miles from its principal business office provided (a) the Board give no fewer than three (3) months advance written notice of such requirement and (b) the Company shall compensate Executive for Executive’s moving or relocation expenses to the extent the Board, at its sole discretion, deems reasonable.
(e) Upon reasonable notice, the Executive shall be available to participate in all meetings of the Board. The Company will reimburse the Executive for all reasonable and customary travel and lodging expenses (e.g., hotel and meals), if any, incurred in connection with such meetings and the Executive shall provide the Company with reasonable documentation of such expenses.
4. Compensation and Benefits. As compensation for all services performed by the Executive hereunder during the Term, Executive shall receive the following:
(a) Base Salary. During the Term, except during the Limited Salary Period, as defined below, the Company shall pay the Executive a base salary at an initial rate of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) per annum, payable in accordance with the payroll practices of the Company for its executives, but in no event less than once per month. Such base salary, as from time to time increased, is hereafter referred to as the “Base Salary.”

(i) For an initial time from the date of this contract, the Executive shall be paid an annual salary of One Hundred Twenty Five Thousand and No/100 Dollars ($125,000.00) (the “Limited Salary”). The Executive shall be paid the Limited Salary beginning on the Effective Date and continuing until the Company has brought in an aggregate of $5 million in financing, whether through the sale of securities or otherwise (the “Limited Salary Period”). At the conclusion of the Limited Salary Period, the Executive’s salary rate will change to the Base Salary as defined in Section 4(a). The Limited Salary will be paid in accordance with the payroll policies noted in Section 4(a).

(b) Bonus Compensation. During the Term, the Executive shall have the opportunity to earn an annual performance bonus equal to up to 55% of the Executive’s Limited Salary or Base Salary, based upon performance criteria set by the Board in its sole discretion on an annual basis. The Board shall conduct a performance review of the Executive at least once a year on or prior to February 1 of each year, commencing in 2017. The Company may, from time to time, pay such other bonus or bonuses to the Executive as the Board or a compensation committee of the Board, in its sole discretion, deems appropriate. Any performance or other discretionary bonus for which the Executive is eligible under this Section shall not be earned by the Executive unless the Executive is employed in good standing by the Company on the last date of the period with respect to which the annual performance bonus has been awarded. Any bonus earned by the Executive in accordance with the terms of this provision will be paid to the Executive at such time as bonuses for the applicable period are regularly paid to senior Executives of the Company; provided, however, in no event will any annual performance bonus be paid later than February 28 of the applicable calendar year.

(c) Stock Option. As soon as practicable following the Effective Date, the Executive shall receive stock options to purchase 1,000,000 (one million) shares of common stock of the Company, as applicable, at an exercise price per share equal to the fair market value of such shares on the date of grant (the “Stock Option”). The Stock Option will vest and become exercisable with respect to half (50%) of the total number of shares for which options are awarded on December 31, 2017, or immediately upon the establishment of a stock option plan in 2017. The other half (50%) of the shares (the “Remaining Shares”) shall vest monthly on the first day of each subsequent month, commencing on January 1, 2018, at a rate of 1/36 of the total number of Remaining Shares per month. Vesting will be subject to acceleration as set forth in Sections 5 and 6 below.
The Stock Option shall be granted under the Company’s 2016 Stock Incentive Plan (the “2016 Plan”) and pursuant to the terms of the Company’s standard form stock option agreement approved by the Board.
(d) Vacations. During the Term, the Executive shall be entitled to five (5) weeks of paid vacation per annum, to be taken at such times and intervals as shall be determined by the Executive, subject to the reasonable business needs of the Company. Up to four (4) weeks of accrued and unused vacation time may be carried over to the subsequent calendar year, subject to a maximum accrual cap of ten (10) weeks.
(e) Insurance Coverage. During the Term, the Company shall provide Executive with medical, dental, vision, life and disability insurance as follows: the Company shall (i) pay premiums in accordance with the Company’s usual practices, for all medical insurance, including heath, dental and vision coverage for Executive and his immediate family, and (ii) provide, at its cost, disability insurance with an annual benefit equal to 75% of the Executive’s Base Salary. The Executive’s benefits contemplated by this Section 4(e) shall be subject to the terms and conditions of each applicable policy, as may be in effect from time to time at the discretion of the Board, and to the extent the terms of each applicable policy contradict any provision hereof, the terms of the policy shall control.
(f) Other Benefits. During the Term and subject to any contribution therefor generally required of employees of the Company, the Executive shall be entitled to participate in any and all other employee benefit plans from time to time in effect for employees of the Company generally, except to the extent such plans are in a category of benefit (including, without limitation, bonus compensation) otherwise provided to the Executive. Such participation shall be subject to (i) the terms of the applicable plan documents, (ii) generally applicable Company policies and (iii) the discretion of the Board or any administrative or other committee provided for in or contemplated by such plan. The Company may alter, modify, add to or delete such “other employee benefit plans” at any time as it, in its sole judgment, determines to be appropriate, without recourse by the Executive.

(g) Executive Expenses. The Company shall pay or reimburse the Executive for all reasonable and necessary business expenses incurred or paid by the Executive in the performance of his duties and responsibilities hereunder, subject to any maximum annual limit and other restrictions on such expenses set by the Board for senior executives of the Company, and to such reasonable substantiation and documentation as may be specified by the Company from time to time. The Executive shall use reasonable efforts to purchase airline tickets in advance or otherwise take advantage of low-cost fares.
5. Termination of Employment. Executive’s employment hereunder may be terminated as set forth below.
(a) Death. In the event of the Executive’s death during the Term, the Executive’s employment hereunder shall immediately and automatically terminate. In that event, the Company shall pay to the Executive’s designated beneficiary or, if no beneficiary has been designated by the Executive, to his estate, any earned and unpaid Initial Salary or Base Salary and/or bonus amount. The Company shall have no further obligation or liability to the Executive or his estate. Upon the Executive’s death all vested stock options will remain property of the estate or designated beneficiary.
(b) Disability.
(i) The Company may terminate the Executive’s employment hereunder, upon thirty (30) days’ notice to the Executive, in the event of the Executive’s Disability. For the purpose of this Agreement, “Disability” shall mean any illness, injury, accident or condition of either a physical or psychological nature that causes Executive to be unable to perform the essential functions of his position hereunder, with or without reasonable accommodation, for eighty (80) consecutive days during any period of one-hundred eighty (180) calendar days.
(ii) The Board may designate another employee to act in the Executive’s place during any period of Disability.
(iii) If any question shall arise as to whether during any period the Executive has a Disability, the Executive may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company to whom the Executive or his duly appointed guardian, if any, has no reasonable objection, to determine whether the Executive has a Disability, and such determination shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and the Executive shall fail to submit to such medical examination, the Company’s determination of the issue shall be binding on the Executive. Nothing in this Section 5(b) shall be interpreted contrary to any applicable and non-waivable legal requirements, if any, under the Americans with Disabilities Act.
(c) Termination by the Company for Cause. The Company may immediately terminate the Executive’s employment hereunder for Cause (as defined below) at any time upon written notice to the Executive setting forth in reasonable detail the nature of such Cause. The following, as determined by the Board in its reasonable and good faith judgment, shall constitute Cause for termination: (i) conviction or plea of nolo contendere in a court of law of (x) any felony or (y) any misdemeanor involving dishonesty, breach of trust, misappropriation or illegal narcotics; (ii) commission of any act involving theft, embezzlement, fraud, intentional dishonesty or moral turpitude or that otherwise impairs the reputation, goodwill or business of the Company; (iii) material breach of any of the provisions of this Agreement or of any other agreement between the Executive and the Company, or failure to perform the duties of the position in the determination of the Board, which breach or failure is not cured within thirty (30) days of notice to Executive or (iv) demonstration of gross negligence, willful misconduct or dereliction of duty in the execution of Executive’s duties under this Agreement or breach of his duty of loyalty to the Company that is materially injurious to the Company. Upon the giving of notice of termination of the Executive’s employment hereunder for Cause, the Company shall not have any further obligation or liability to the Executive, other than for Initial Salary or Base Salary or bonus earned and unpaid through the date of termination.
(d) By the Company without Cause. The Company may terminate the Executive’s employment hereunder without Cause at any time upon three (3) months’ advance written notice.
(e) By the Executive without Good Reason. The Executive may terminate his employment at any time upon at least three (3) months advance written notice to the Company.

(f) By the Executive for Good Reason. The Executive may immediately terminate his employment hereunder for Good Reason (as defined below) upon written notice to the Company. “Good Reason” shall mean (i) material breach hereof by the Company of its obligations under this Agreement not remedied by the Company within thirty (30) days’ following written notice by the Executive to the Company of such breach; (ii) diminution and material reduction in the Executive’s authority or title within the Company by reason of actions taken by or under the authority of the Board and without consent of the Executive (iii) a “Change in Control” as defined in Section 6 hereof.

(g) Severance Benefits.
(i) In the event that the Company terminates the Executive’s employment without Cause (as defined above) or the Executive terminates his employment for Good Reason (as defined above), subject to the terms and conditions of this Section 5(g), then: (A) the Company will pay the Executive the Executive’s Initial Salary or Base Salary (whichever is applicable) on a monthly basis (the “Severance Payments”) , and will provide the continuation of the benefits set forth in Section 4(e) and 4(f) (collectively with the Severance Payments, the “Severance Benefits”), for a period of months following Executive’s termination equal to the greater of (1) six (6) months or (2) the number of full months between the Effective Date and Executive’s termination up to a maximum of twelve (12) months (the “Severance Period”); and (B) any Stock Options that are subject to vesting shall have vesting accelerated with respect to the number of shares that would have vested during the Severance Period if Executive had remained employed by the Company during such period (and any shares of capital stock of the Company that are subject to a right of repurchase shall have such right of repurchase lapse with respect to the number of shares that would have lapsed during the Severance Period if Executive had remained employed by the Company during such period).
(ii) The continuation of any group health plan benefits shall be to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), with the cost of the regular employer portion of the premium for such benefits paid by the Company.
(iii) The Executive’s right to receive Severance Benefits under Subsection 5(g)(i) is conditioned upon (x) the Executive’s prior execution and delivery to the Company of a general release, in a form acceptable to and approved by the Board at its sole discretion, of any and all claims and causes of action of the Executive against the Company and its officers and directors, excepting only the right to any compensation, benefits and/or reimbursable expenses due and unpaid under Sections 4 and/or 5(g)(i) of this Agreement, and (y) the Executive’s continued performance of those obligations hereunder that continue by their express terms after the termination of his employment, including without limitation those set forth in Sections 8, 9 and 10. Any Severance Benefits to be paid hereunder shall be payable in accordance with the payroll practices of the Company for its executives generally as in effect from time to time, and subject to all required withholding of taxes.
6. Change in Control. If the Executive’s employment is terminated by the Company without Cause, or by the Executive for Good Reason, in either event within six (6) months following a Change in Control (as defined below), the Executive shall receive those Severance Benefits provided in Section 5(g)(i) as if he were terminated more than twelve months after the Effective Date, as well as any pro-rated bonus portions which the Board, at its sole discretion, determines had been earned by Executive, which Severance Benefits shall be subject to the terms set forth in Section 5(g)(ii) and shall be in lieu of any benefits to which the Executive is otherwise entitled pursuant to Section 5(g). “Change in Control” means an event or occurrence set forth in any one or more of subsections (a) through (c) below (including an event or occurrence that constitutes a Change in Control under one of such subsections but is specifically exempted from another such subsection):
(a) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (an “Acquiring Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Acquiring Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of either (i) the then-outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition by the Company or (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

(b) any change in Company governance such that the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (i) who was a member of the Board on the date of the execution of this Agreement or (ii) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; or

(c) the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively.

7. Effect of Termination. Upon termination of this Agreement and Executive’s employment hereunder, all obligations and provisions of this Agreement shall terminate except those which contemplate performance following termination, including but not necessarily limited to all obligations and provisions in Sections 8-11, and all obligations and provisions with respect to any accrued and unpaid monetary obligations and vesting acceleration provisions and the provisions of Section 8 through (and inclusive of) 23 hereof.
8. Confidential Information; Assignment of Inventions.
  (a) The Executive acknowledges that the Company and its Affiliates will continually develop Confidential Information and Proprietary Information (as defined below), that the Executive may develop Confidential Information and Proprietary Information for the Company or its Affiliates, and that the Executive may learn of Confidential Information and Proprietary Information during the course of his employment with the Company. The Executive agrees that, except as required for the proper performance of his duties for the Company, he will not, directly or indirectly, use or disclose to any third party any Confidential Information or Proprietary Information. The Executive understands and agrees that this restriction will continue to apply after his employment terminates, regardless of the reason for termination.
(b) The Executive agrees that all Confidential Information and Proprietary Information, including, without limitation all work products, inventions methods, processes, designs, software, apparatuses, compositions of matter, procedures, improvements, property, data documentation, information or materials that the business, jointly or separately prepared, conceived, discovered, reduced to practice, developed or created during, in connection with, for the purpose of, related to, or as a result of his employment with the Company, and/or to which he has access as a result of his employment with the Company (collectively, the “Inventions”) is and shall remain the sole and exclusive property of the Company.

(c) The Executive by his signature on this Agreement unconditionally and irrevocably transfers and assigns to the Company all rights, title and interest in the Inventions (as defined above, including all patent, copyright, trade secret and any other intellectual property rights therein) and will take any steps and execute any further documentation from time to time reasonably necessary to effect such assignment free of charge to the Company. The Executive shall further execute, upon request, whether during, or after the termination of, his employment with the Company, any and all applications for patents, assignments and other papers, which the Company may deem necessary or appropriate for securing such Inventions for the Company.

(d) Except as required for the proper performance of his duties, the Executive shall not copy or duplicate any papers, documents, drawings, systems, data bases, memoranda, notes, plans, records, reports files, data (including original data), disks, electronic media etc. containing Confidential Information or Proprietary Information (“Documents”) or remove any Documents, or copies thereof, from Company premises. The Executive shall return to the Company immediately after his employment terminates, and at such other times as may be specified by the Company, all Documents and copies thereof and all other property of the Company then in his possession or control.

9. Non-Competition Covenants. During the Term and for a period of one (1) year from the date the Executive’s employment with the Company terminates (the “Restricted Period”), and within the Restricted Territory (as defined below), the Executive shall not, directly or indirectly through any other individual or entity, whether as an owner, employee, director, partner, consultant, through stock ownership, investment of capital, lending of money or property, render the same or substantially similar management services to any individual, business or enterprise that during the Restricted Period manufactures, develops or sells diagnostic technologies that compete with the business or enterprises of the Company , or any new business or enterprise which the Company during such Restricted Period plans in good faith in the near future to commence which is related to the Company’s then-existing businesses or enterprises and about which the Executive became aware and/or gained Confidential Information or Proprietary Information by way of his employment with the Company, including, without limitation, the research and development of drug delivery technology for diseases in which the Company has active research and development programs. Notwithstanding the foregoing, nothing herein shall prohibit the Executive from being a passive owner of shares in a publicly-traded corporation or publicly-traded mutual fund or publicly-traded limited partnership in which the Executive does not materially participate and in which the Executive’s ownership interest is one percent (1%) or less. The Executive acknowledges and agrees that the entire business of the Company is based upon technology and Proprietary Information that has world-wide application, but that the Company primarily conducts its business within the United States. Therefore, Executive acknowledges and agrees that for the purposes of this Agreement, the “Restricted Territory” shall mean anywhere within the United States.
10. Non-Solicitation Covenants. During the Restricted Period, the Executive shall not, directly or indirectly through any other individual or entity, whether on behalf of himself or anyone else: (a) solicit or accept orders from any Customer of the Company for a product or service offered or sold by, or competitive with a product or service offered or sold by, the Company within the last twelve (12) months of the Term; (b) induce or attempt to induce any Customer, or any current supplier, licensee, licensor or other individual or entity in a business relationship with the Company to cease doing business with the Company or in any way interfere with the relationship between that Customer, supplier, licensee, licensor or other business relation and the Company; (c) use for his benefit or disclose the name and/or preferences of any Customer, or current supplier, licensee, licensor, or other business relation to any other person; (d) solicit any of the Company’s employees to leave the employ of the Company Group or hire anyone who is an employee of the Company or was such an employee during the twelve (12) months preceding the proposed date of hire, provided in either event that the Executive had contact with or gained information regarding the employee by way of Executive’s employment with the Company; or (e) induce or attempt to induce any employee of the Company to work for, render services or provide advice to or supply Confidential Information or Proprietary Information to any other person. During the Restricted Period, the Executive shall not directly or indirectly assist or encourage any other person, in carrying out any activity that would be prohibited by this Agreement were it to be carried out by the Executive himself.
11. Enforcement of Covenants. The Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to Sections 8, 9 and 10 hereof. The Executive acknowledges that the covenants contained in Sections 8, 9 and 10 are reasonably necessary to protect the goodwill of the Company and its exclusive property. The Executive further acknowledges and agrees that, were he to breach any of the covenants contained in Sections 8, 9 or 10 hereof, the damage would be irreparable. The Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants, without having to post bond.
12. Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound and that the Executive is not subject to any covenants against competition or similar covenants that would affect the performance of his obligations hereunder. The Executive will not disclose to or use any confidential or proprietary information of a third party without such party’s consent.

13. Definitions. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section 13 and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:
(a) “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by either management authority or equity interest.
(b) “Confidential Information” means any and all information, inventions, discoveries, ideas, writings, communications, research, engineering methods, developments in chemistry, manufacturing information, practices, processes, systems, technical and scientific information, formulae, designs, concepts, products, trade secrets, projects, improvements and developments that relate to the business of the Company or any Affiliate and are not generally known by others, including but not limited to (i) products and services, technical data, methods and processes, (ii) marketing activities and strategic plans, (iii) financial information, costs and sources of supply, (iv) the identity and special needs of customers and prospective customers and vendors and prospective vendors, and (v) the people and organizations with whom the Company or any Affiliate has or plans to have business relationships and those relationships. Confidential Information also includes such information that the Company or any Affiliate may receive or has received belonging to customers or others who do business with the Company or any Affiliate and any publication or literary creation of the business, developed in whole or in part while the Executive is employed by the Company, in whatever form published the content of which, in whole or in part, relates to the business of the Company or any Affiliate. Confidential Information shall not include any information or materials that Executive can prove by written evidence (i) is or becomes publicly known through lawful means and without breach of this Agreement by Executive; (ii) was rightfully in Executive’s possession or part of Executive’s general knowledge prior to the Effective Date; or (iii) is disclosed to Executive without confidential or proprietary restrictions by a third party who rightfully possesses the information or materials without confidential or proprietary restrictions.
(c) “Customer” means any person or entity that paid or engaged the Company for products or services of any type within the two (2) years preceding the Executive’s last date of employment with the Company, and with whom Executive had contact or whose identity was learned in either case as a result of Executive’s Employment with the Company.
(d) “Person” means an individual, a corporation, an association, a partnership, an estate, a trust and any other entity or organization.
(e) “Proprietary Information” means any and all intellectual property subject to protection under applicable copyright, trademark, trade secret or patent laws if such property is similar in any material respect with the products and services offered by the Company or any Affiliate.
14. Withholding. All payments made under this Agreement shall be reduced by any tax or other amounts required to be withheld under applicable law.
15. Assignment. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and shall assign its obligations under this Agreement without the consent of the Executive in the event that the Company shall hereafter effect a reorganization, or consolidate with or merge into any other Person, or transfer all or substantially all of its properties or assets to any other Person. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, and their respective successors, executors, administrators, heirs and permitted assigns.

16. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall remain valid and enforceable to the fullest extent permitted by law.
17. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
18. Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person or by overnight courier or delivery service, or 3 business days after being deposited in the States mail, postage prepaid, registered or certified, and addressed to the business at his last known address on the books of the Company or, in the case of the Company, at the Company’s principal place of business, to the attention of the Chairman of the Board, or to such other address as either party may specify by notice to the other actually received.
19. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s employment.
20. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and an expressly authorized representative of the Company.
21. Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.
22. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.
23. Governing Law. This Agreement shall be construed and enforced under and be governed in all respects by the laws of the Commonwealth of Virginia, without regard to the conflict of laws principles thereof.
24. Tax Matters.
(a) In the event of an event constituting a change in the ownership or effective control of Company or ownership of a substantial portion of the assets of Company described in Code Section 280G(b)(2)(A)(i) (a “ 280G Transaction "), Company shall cause its independent auditors or another person or entity approved by the Company and Executive promptly to review all payments, accelerations, distributions and benefits that have been made to or provided to, and are to be made, or may be made, to or provided to, Executive under this Agreement, the 2011 Plan and any other arrangements providing for payments or benefits contingent on the occurrence of a 280G Transaction (irrespective of whether such payments or benefits are then payable to Executive at that time), and any other agreement or plan under which Executive may individually or collectively benefit (collectively the “Original Payments"), to determine the applicability of Code Section 4999 to Executive in connection with such event. Company’s independent auditors or such other approved party will perform this analysis in conformity with the foregoing provisions and will provide Executive with a copy of their analysis and determination. Notwithstanding anything contained in this Agreement to the contrary, to the extent that the Original Payments would be subject to the excise tax imposed under Code Section 4999 (the “Excise Tax"), the Original Payments shall be reduced (but not below zero) to the extent necessary so that no Original Payment shall be subject to the Excise Tax, but only if, by reason of such reduction, the net after-tax benefit received by Executive shall exceed the net after-tax benefit received by him if no such reduction was made. For purposes of this Agreement, “net after-tax benefit" shall mean (a) the Original Payments which Executive receives or is then entitled to receive from Company that would constitute “parachute payments" within the meaning of Code Section 280G, less (b) the amount of all federal, state and local income taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to Executive (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (c) the amount of the Excise Tax imposed with respect to the payments and benefits described in (a) above. If a reduction is to occur pursuant to this Section 24(a), the payments and benefits shall be reduced in the following order: any cash severance to which Executive becomes entitled (starting with the last payment due), then other cash amounts that are parachute payments (starting with the last payment due), then any stock option awards that have exercise prices higher than the then-fair market value price of the stock (based on the latest vesting tranches), then restricted stock and restricted stock units based on the latest awards scheduled to be distributed, and then other stock options based on the latest vesting tranches. The fees and expenses of Company’s auditor or any other party for services in connection with the determinations and calculations contemplated by this provision will be borne by Company.

(b) The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“ Code Section 409A ") and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If the Executive notifies the Company (with specificity as to the reason therefor) that he believes that any provision of this Agreement (or of any award of any compensation or benefits) would cause him to incur any additional tax or interest under Code Section 409A and the Company concurs with such belief or the Company independently makes such determination, the Company shall, after consultation with the Executive, to the extent legally permitted and to the extent it is possible to timely reform the provision to avoid taxation under Code Section 409A, reform such provision to attempt to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A. To the extent that any provision hereof is modified in order to comply with or be exempt from Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to both the Executive and the Company of the applicable provision without violating the provisions of Code Section 409A.

For purposes of the application of Treasury Regulation § 1.409A-1(b)(4) (or any successor provision), each payment in a series of payments will be deemed a separate payment.

If the termination of employment giving rise to the severance benefits described in Sections 5 or 6 is not a “separation from service" within the meaning of Treasury Regulation § 1.409A-1(h)(1), then to the extent necessary to avoid the imposition of any accelerated or additional tax under Code Section 409A, such benefits will be deferred without interest until Executive’ experiences a separation from service.

If at the time of Executive’s separation from service, (i) he is a specified employee (within the meaning of Code Section 409A and using the identification methodology selected by the Company from time to time), and (ii) the Company makes a good faith determination that an amount payable to Executive constitutes deferred compensation (within the meaning of Code Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Code Section 409A in order to avoid taxes or penalties under Code Section 409A (the “ Delay Period "), then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it in a lump sum on the first Executive day after such six-month period. To the extent that any benefits to be provided during the Delay Period is considered deferred compensation under Code Section 409A provided on account of a “separation from service," and such benefits are not otherwise exempt from Code Section 409A, Executive shall pay the cost of such benefits during the Delay Period, and the Company shall reimburse Executive, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to Executive, the Company’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified herein.

To the extent an expense or in-kind benefit provided pursuant to this Agreement constitutes a “deferral of compensation" within the meaning of Code Section 409A (1) the expenses will be reimbursed to Executive as promptly as practical and in any event not later than the last day of the calendar year after the calendar year in which the expenses are incurred, (2) the amount of expenses eligible for reimbursement or in-kind benefits provided during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided in any other calendar year, (3) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Executive and the Company, by its duly authorized representative, as of the date first above written.

Executive:	Exactus, Inc.
/s/ James R. Erickson	By: /s/ Philip Young
James R. Erickson	Philip Young Chairman and Chief Executive Officer